To Our Shareholders:

        Pacific Century Financial Corporation saw improved profits in the first quarter of 1999, reporting earnings of $35.4 million, up 4.1 percent from $34.0 million for the same period last year. Per share earnings of 44 cents in the latest quarter were up 4.8 percent from 42 cents a year ago. First quarter net interest income was $143.8 million, up 1.5 percent over last year's first quarter.

        Your company's total assets at the end of March stood at $14.9 billion, compared to $14.8 billion at March 31, 1998 and $15.0 billion at year-end 1998. Total deposits at first-quarter end were $9.4 billion, unchanged from the year earlier end date. Net loans were $9.2 billion, up 2.0 percent from last year's first quarter. Return on average assets for the quarter was 0.96 percent and return on average equity was 12.00 percent.

        Tangible earnings for the quarter were $39.3 million compared to $36.5 million for the year earlier period. Tangible diluted earnings per share for the quarter were $0.48, up 6.7 percent from the $0.45 reported for the quarter ended March 31, 1998.

        Non-interest income was up 15.7 percent at $61.2 million versus $52.9 million in the year-earlier period, with all categories of non-interest income posting double-digit growth. Exclusive of securities transactions, non-interest income totaled $59.3 million, a 19.9 percent increase from 1998's first quarter and a 9.4 percent increase from 1998's fourth quarter. Fueling the rise were an 11.6 percent increase in trust income, a 14.4 percent increase in service charges on deposit accounts, a 16.3 percent increase in other fee income, and a 47.1 percent increase in other operating income over the year-earlier period.

        Consensus economic forecasts call for growth in Hawaii's GDP of about one and a half percent in 1999. We also see encouraging signs of economic stabilization in Asia. We believe that we are well positioned to take advantage of an improved operating environment in each of these markets.

        In January, Bank of Hawaii consummated the acquisition of Triad/IAG Insurance Agency, a leading Honolulu-based provider of property and casualty insurance. With this transaction, Pacific Century gained a strong foothold in the state's property/casualty insurance industry. The addition of property/casualty insurance to our product line enables us to offer clients a truly comprehensive array of quality financial services.

        At the company's annual meeting in April, you and your fellow shareholders voted to approve all of the proposals listed in this year's proxy statement. Shareholders also approved the appointment of two new directors, J. Richard Fredericks and Martin A. Stein, to the holding company board. Expansion of our board will further enhance the body's geographic diversity and augment existing expertise and experience in the areas of technology, strategic development and investment banking.

        Also in April, the company named Marshall V. Laitsch President and CEO of our mainland bank subsidiary, Pacific Century Bank, N.A. (PCB). Under his leadership, we expect PCB to further capitalize on the growth potential of the vigorous California and Arizona markets, cementing Pacific Century's position as one of the premiere middle market banks in these regions.

        At its April 23rd meeting, your board of directors declared a quarterly cash dividend of 17 cents per share on the outstanding common stock. The dividend will be payable on June
14, 1999 to shareholders of record at the close of business on May 28, 1999. With this dividend declaration, Pacific Century continues to honor its one-hundred-year tradition of paying regular quarterly cash dividends to shareholders.

        The value of your holdings in Pacific Century Financial
Corporation remains our utmost priority. Your continued confidence and support are invaluable to us as we implement and build upon the initiatives that will lead us into our New Era.

Sincerely,

/c/ LAWRENCE M. JOHNSON

Lawrence M. Johnson
Chairman and CEO

Corporate Offices:
Financial Plaza of the Pacific
130 Merchant Street
Honolulu, Hawaii  96813

Investor or Analyst Inquiries:
David A. Houle
Executive Vice President, Treasurer and Chief Financial Officer
(808) 537-8288

or

Sharlene K. Bliss
Investor Relations
(808) 537-8037

or

Cori C. Weston
Corporate Secretary
(808) 537-8272


Highlights  (Unaudited)                                                    Pacific Century Financial Corporation and subsidiaries
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                           March 31      March 31
                                                                                                               1999          1998
---------------------------------------------------------------------------------------------------------------------------------
Return on Average Assets                                                                                       0.96%         0.95%
---------------------------------------------------------------------------------------------------------------------------------
Return on Average Equity                                                                                      12.00%        12.11%
---------------------------------------------------------------------------------------------------------------------------------
Average Spread on Earning Assets                                                                               4.24%         4.29%
---------------------------------------------------------------------------------------------------------------------------------
Average Equity/Average Assets                                                                                  7.98%         7.81%
---------------------------------------------------------------------------------------------------------------------------------
Book Value Per Common Share                                                                                  $15.01        $14.27
---------------------------------------------------------------------------------------------------------------------------------
Loss Reserve/Loans and Leases Outstanding                                                                      2.22%         1.90%
---------------------------------------------------------------------------------------------------------------------------------
Common Stock Price Range                                                                        High            Low      Dividend
---------------------------------------------------------------------------------------------------------------------------------
1998.............................                                                             $25.88         $14.75       $0.6575
---------------------------------------------------------------------------------------------------------------------------------
1999 First Quarter...............                                                             $24.94         $19.94         $0.70
---------------------------------------------------------------------------------------------------------------------------------

Consolidated Statements of Income (Unaudited)
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                           3 Months      3 Months
                                                                                                              Ended         Ended
                                                                                                           March 31      March 31
(in thousands of dollars except per share amounts)                                                             1999          1998
---------------------------------------------------------------------------------------------------------------------------------
Total Interest Income                                                                                      $262,807      $273,066
Total Interest Expense                                                                                      118,963       131,348
---------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                                                         143,844       141,718
Provision for Possible Loan Losses                                                                           12,590        18,303
---------------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Possible Loan Losses                                                131,254       123,415
Total Non-Interest Income                                                                                    61,170        52,864
Total Non-Interest Expense                                                                                  134,840       121,703
---------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                                                                                   57,584        54,576
Provision for Income Taxes                                                                                   22,167        20,556
---------------------------------------------------------------------------------------------------------------------------------
      Net Income                                                                                            $35,417       $34,020
=================================================================================================================================
Basic Earnings Per Share                                                                                      $0.44         $0.43
Diluted Earnings Per Share                                                                                    $0.44         $0.42
Basic Weighted Average Shares                                                                            80,421,563    79,881,229
Diluted Weighted Average Shares                                                                          81,405,868    80,735,604
---------------------------------------------------------------------------------------------------------------------------------

Consolidated Statements of Condition (Unaudited)
---------------------------------------------------------------------------------------------------------------------------------
                                                                                            March 31    December 31      March 31
(in thousands of dollars)                                                                       1999           1998          1998
---------------------------------------------------------------------------------------------------------------------------------
Assets
Interest-Bearing Deposits                                                                   $494,202       $453,527      $425,637
Investment Securities
 (Market Value of $3,636,296, $3,686,471, and $3,805,037 respectively)                     3,627,968      3,671,205     3,800,428
Securities Purchased Under Agreements to Resell                                                4,083              0            0
Funds Sold                                                                                   111,894         45,683       119,480
Loans                                                                                      9,637,661      9,854,000     9,403,406
  Unearned Income                                                                           (220,206)      (225,915)     (202,865)
  Reserve for Loan Losses                                                                   (209,329)      (211,276)     (175,194)
Net Loans                                                                                  9,208,126      9,416,809     9,025,347
---------------------------------------------------------------------------------------------------------------------------------
    Total Earning Assets                                                                  13,446,273     13,587,224    13,370,892
Cash and Non-Interest Bearing Deposits                                                       617,362        564,243       586,746
Premises and Equipment                                                                       292,583        293,591       285,916
Other Assets                                                                                 572,068        571,505       514,261
---------------------------------------------------------------------------------------------------------------------------------
    Total Assets                                                                         $14,928,286    $15,016,563   $14,757,815
=================================================================================================================================
Liabilities
Deposits                                                                                  $9,434,427     $9,576,342    $9,435,399
Securities Sold Under Agreements to Repurchase                                             2,090,663      2,008,399     2,304,423
Funds Purchased                                                                              775,577        942,062       559,573
Short-Term Borrowings                                                                        377,387        356,822       259,604
Other Liabilities                                                                            367,039        361,728       370,738
Long-Term Debt                                                                               675,634        585,616       684,782
---------------------------------------------------------------------------------------------------------------------------------
    Total Liabilities                                                                     13,720,727     13,830,969    13,614,519

Shareholders' Equity
Common Stock ($.01 par value at  March 31, 1999 and December 31, 1998)
    and ($2.00 at March 31, 1998), authorized 500,000,000 shares;
    issued / outstanding,  March 1999 - 80,537,756 / 80,398,067;
    December 1998 - 80,512,372 / 80,325,998; March 1998 - 80,140,398 / 80,140,398                805            805       160,281
Capital Surplus                                                                              344,955        342,932       176,496
Accumulated Other Comprehensive Income                                                       (23,536)       (22,476)      (28,193)
Retained Earnings                                                                            888,367        867,852       834,712
Treasury Stock, at Cost - (March 1999 - 139,689 and  December 1998 - 186,374 Shares)          (3,032)        (3,519)           --
---------------------------------------------------------------------------------------------------------------------------------
    Total Shareholders' Equity                                                             1,207,559      1,185,594     1,143,296
---------------------------------------------------------------------------------------------------------------------------------
    Total Liabilities and Shareholders' Equity                                           $14,928,286    $15,016,563   $14,757,815
---------------------------------------------------------------------------------------------------------------------------------